Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-188171, 333-201458, and 333-207441 on Form S-3 and Registration Statement Nos. 333-135506, 333-150869, 333-157927, 333-157929, 333-160222, 333-164468, 333-172041, 333-180517, 333-187254, 333-194624, 333-201204, and 333-205482 on Form S-8 of our report dated March 9, 2016, on our audits of the consolidated financial statements of Paratek Pharmaceuticals, Inc. as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 and our report on our audit of internal control over financial reporting of Paratek Pharmaceuticals, Inc. as of December 31, 2015, dated March 9, 2016, included in this Annual Report on Form 10-K of Paratek Pharmaceuticals, Inc. for the year ended December 31, 2015.

/s/ CohnReznick LLP

Vienna, Virginia

March 9, 2016